Exhibit 99.1

Alere Inc. Announces Offering of $425 Million of

Senior Subordinated Notes

WALTHAM, Mass., June 10, 2015 – Alere Inc. (NYSE: ALR) (the “Company”) announced today that it intends to offer $425 million of senior subordinated notes due 2023 through a private placement.

The Company intends to use the net proceeds from the offering to redeem its outstanding $400 million aggregate principal amount of 8.625% Senior Subordinated Notes due 2018, to pay related redemption fees, premiums, costs and expenses and accrued interest on such notes and to pay costs and expenses related to the offering.

The private placement, which is expected to commence immediately, will be to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act. The notes have not been, and will not be, registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected offering and the use of proceeds. These statements reflect the Company’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions. The Company undertakes no obligation to update any forward-looking statements contained herein.

About Alere

Alere believes that when diagnosing and monitoring health conditions, Knowing now matters™. Alere delivers reliable and actionable information through rapid diagnostic tests, resulting in better clinical and economic healthcare outcomes globally. Headquartered in Waltham, Mass., Alere focuses on rapid diagnostics for infectious disease, cardiometabolic disease and toxicology. For more information on Alere, please visit www.alere.com.

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Investor Relations

Juliet Cunningham

Vice President, Investor Relations

ir@alere.com

858.805.2232